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                            EX-21.1
                  Subsidiaries of the Registrant


Exhibit 21.1      Subsidiaries of the Registrant

     There are currently no subsidiaries of Big Foot Financial Corp. (the "Registrant"). Following the conversion of Fairfield Savings Bank, F.S.B. (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance and sale of the issued and outstanding common stock of the Bank to the Registrant, the Bank will be a wholly-owned subsidiary of the Registrant.